Exhibit 5.1

David J. Sorin, CPA, Esq.,

Managing Partner

email: dsorin@sorinrand.com

direct dial: 732.839.0401

October 24, 2012

Wayside Technology Group, Inc.

1157 Shrewsbury Avenue

Shrewsbury, New Jersey 07702

Re: Wayside Technology Group, Inc. 2012 Stock-Based Compensation Plan

Ladies and Gentlemen:

We have acted as counsel to Wayside Technology Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”),  relating to an aggregate of 600,000 shares (the “Shares”) of common stock, $0.01 par value per share (the “Common Stock”), of the Company, that may be issued pursuant to the Wayside Technology Group, Inc. 2012 Stock-Based Compensation Plan (the “Plan”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

Our opinion set forth below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

For purposes of the opinion set forth below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s Common Stock will be available for issuance when the Shares are issued.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated by the SEC.

Very truly yours,

/s/ SORINRAND LLP